Exhibit 99.1

Friday, October 30, 2015

Company Press Release

Source: Salisbury Bancorp, Inc.

Salisbury Contact: Richard J. Cantele, Jr., President and Chief Executive Officer

860-435-9801 or rcantele@salisburybank.com

FOR IMMEDIATE RELEASE

SALISBURY BANCORP, INC. REPORTS RESULTS FOR THIRD QUARTER 2015; DECLARES 28 CENT DIVIDEND

Lakeville, Connecticut, October 30, 2015 /GlobeNewswire…..Salisbury Bancorp, Inc. (“Salisbury”), NASDAQ Capital Market: “SAL”, the holding company for Salisbury Bank and Trust Company (the “Bank”), announced results for its third quarter ended September 30, 2015.

Net income available to common shareholders was $1,945,000, or $0.71 per common share, for the third quarter ended September 30, 2015 (third quarter 2015), compared with $2,032,000, or $0.74 per common share, for the second quarter ended June 30, 2015 (second quarter 2015), and $728,000, or $0.43 per common share, for the third quarter ended September 30, 2014 (third quarter 2014).

Selected Third Quarter 2015 Financial Highlights

As a result of Salisbury’s acquisition of Riverside Bank being completed in December 2014, the results of Riverside Bank’s stand-alone operations are not included in the presentation below of any Salisbury information prior to December 2014.

•	Salisbury’s earnings per common share for the three (3) and nine (9) month periods ended September 30, 2015 increased to $0.71 and $2.26, respectively, per common share as compared with $0.43 and $1.26 per common share for the same periods in 2014.
•	During the nine (9) month period ended September 30, 2015, total shareholders’ equity increased to $105.5 million from $101.8 million at December 31, 2014.
•	Salisbury’s efficiency ratio improved to 60.40% for the quarter ended September 30, 2015 as compared with 62.61% from the prior quarter and 75.92% for the third quarter 2014.
•	Annualized return on average assets for the quarter ended September 30, 2015 amounted to 0.87% as compared with 0.94% for the prior quarter and 0.45% for the third quarter 2014.
•	Annualized return on average common shareholders’ equity amounted to 8.64% for the quarter ended September 30, 2015 as compared with 9.26% for the prior quarter and 4.85% for the third quarter 2014.

Richard J. Cantele, President and Chief Executive Officer stated, “We are pleased with our progress toward achieving the goals that motivated our acquisition of Riverside Bank last December. With the integration of the Riverside Bank acquisition, along with our 2014 branch acquisition in Sharon, Connecticut, and our de novo branch in Great Barrington, Massachusetts, we are achieving long and short term benefits for our shareholders.

“Salisbury’s Tangible Common Shareholders’ Equity increased from $48.8 million at September 30, 2014 to more than $74.4 million at September 30, 2015. We are also pleased that our efficiency ratio has improved each quarter following the completion of the merger last December. This reflects that it costs us less to make each dollar for our shareholders and represents a significant accomplishment. Continued success will require us to find ways to deliver quality products and services with greater efficiency while maintaining our commitment to thoughtful and responsive customer service.

“We are grateful for the efforts of our Board of Directors, management team and all of the Salisbury employees for their efforts and commitment to our success. We are confident that we have the team and resources to continue to build value for our shareholders while serving our growing base of customers.”

Net-Interest Income

Tax equivalent net interest income increased $110,000, or 1.4%, versus second quarter 2015, and increased $3.1 million, or 61.5%, versus third quarter 2014. Interest income for the third quarter reflects net accretion related to the fair value adjustments of loans acquired in the Riverside Bank acquisition in the amount of $726,000. The second quarter of 2015 included similar adjustments totaling $654,000. Average earning assets increased $26.7 million versus second quarter 2015, and increased $244.8 million versus third quarter 2014. Average total interest bearing deposits increased $5.4 million versus second quarter 2015 and increased $154.0 million versus third quarter 2014 primarily as a result of the Riverside Bank acquisition. The net interest margin (tax equivalent) of 3.91% decreased 10 basis points versus 4.01% for the second quarter 2015 and increased 52 basis points versus 3.39% for the third quarter 2014.

Non-Interest Income

Non-interest income for third quarter 2015 decreased $131,000 versus second quarter 2015 and increased $216,000 versus third quarter 2014. Trust and wealth advisory revenues decreased $92,000 versus second quarter 2015 and increased $7,000 versus third quarter 2014. The quarter over quarter decrease is due to tax letter fees collected in the second quarter, and decreased estate fees collected in the third quarter. Service charges and fees increased $20,000 versus second quarter 2015 and increased $159,000 versus third quarter 2014. The increases were a result of higher fees as a result of increased transactional volume, mainly attributable to the contribution from deposit accounts and balances assumed in the Riverside Bank acquisition. Income from sales and servicing of mortgage loans decreased $54,000 versus second quarter 2015 and increased $11,000 versus third quarter 2014. Second quarter 2015 mortgage loans sales totaled $1.4 million versus $3.0 million for second quarter 2015 and $1.4 million for third quarter 2014. Third quarter 2015, second quarter 2015, and third quarter 2014 included amortization of $85,000, $78,000, and $55,000, respectively. Gain on sale of securities for third quarter 2015 totaled $6,000, compared to $11,000 in the second quarter 2015 and no gains were recognized in the third quarter 2014.

Non-Interest Expense

Non-interest expense for third quarter 2015 decreased $338,000 versus second quarter 2015 and increased $1.1 million versus third quarter 2014. Total compensation expense increased $39,000 versus second quarter 2015 as a result of seasonal employees. Total compensation expense year-over-year increased by $770,000 (third quarter 2015 versus third quarter 2014) and reflects increased staffing levels primarily as a result of the Riverside Bank acquisition.

Premises and equipment decreased $50,000 versus second quarter 2015 and increased $196,000 versus third quarter 2014. The quarterly decrease was related to lower utilities (seasonal), building maintenance and software maintenance (reclassification of IT help desk support to consulting). The year-over-year increase is mainly due to the addition of branch facilities acquired as a result of the Riverside Bank acquisition in December 2014, and the Sharon, Connecticut branch acquisition, as well as the opening of a new branch in Great Barrington, Massachusetts in June 2014.

Data processing increased $6,000 versus second quarter 2015 and decreased $16,000 versus third quarter 2014 mainly attributable to the Sharon branch data conversion expense in 2014.

Professional fees decreased $195,000 versus second quarter 2015, and increased $83,000 versus third quarter 2014. Second quarter 2015 included core vendor consulting, purchase accounting review and trust tax filing fees being reclassified from data processing to consulting fees.

Collections, OREO and loan related expenses decreased $94,000 versus second quarter 2015 and increased $40,000 versus third quarter 2014. The quarter-over-quarter decrease is mainly due to second quarter 2015 OREO write-downs.

The effective income tax rates for third quarter 2015, second quarter 2015 and third quarter 2014 were 29.31%, 29.93% and 12.83%, respectively.

Loans

Net loans receivable increased $10.0 million during third quarter 2015 to $687.7 million at September 30, 2015, compared with $677.7 million at June 30, 2015, and increased $225.8 million compared with $461.9 million at September 30, 2014. The year-over-year increase includes loans acquired with a fair value of $196.3 million from the Riverside Bank transaction completed in the fourth quarter 2014.

Asset Quality

Non-performing assets increased $1.6 million during third quarter 2015 to $16.6 million, or 1.8% of assets at September 30, 2015, from $15.0 million, or 1.7% of assets at June 30, 2015, and increased $7.7 million from $8.9 million, or 1.4% of assets, at September 30, 2014.

On a combined basis, the five largest non-performing loan relationships account for 55% of the non-performing balances while the combined ten largest loan relationships account for 73% of total non-performing assets. Accordingly asset quality issues are confined to a small number of relationships and management does not consider them to be systemic. All of the ten largest non-performing relationships are secured by real estate and eight of these are actively moving through the legal process. Salisbury endeavors to work constructively to resolve its non-performing loan issues with customers. Substantially all non-performing loans are collateralized with real estate and the repayment of such loans is largely dependent on the return of such loans to performing status or the liquidation of the underlying real estate collateral.

The amount of total impaired and potential problem loans increased to $31.0 million (4.48% of gross loans receivable) during third quarter 2015, compared to $30.2 million, or 4.44% of gross loans receivable at June 30, 2015. While the aggregate of such loans increased from $27.4 million at September 30, 2014, the percentage of such loans improved from 5.70% of gross loans receivable at September 30, 2014. On a combined basis, the five largest impaired loan relationships account for 35% of the balance while the five largest potential problem loan relationships account for 64% of the balance

Accruing loans receivable 30-to-89 days past due decreased $0.3 million during third quarter 2015 to $2.5 million, or 0.36% of gross loans receivable, from $2.8 million, or 0.41% of gross loans receivable at June 30, 2015, and increased $1.2 million versus September 30, 2014.

Provision for loan loss expense was $655,000 for third quarter 2015 versus $196,000 in second quarter 2015 and $318,000 for the third quarter 2014. The quarterly increase reflects routine updates to qualitative factors included in the methodology for the Allowance for Loan and Lease Losses calculation. Net loan charge-offs (recoveries) were $55,000 for the third quarter 2015, $321,000 for second quarter 2015 and ($24,000) for third quarter 2014, respectively. Reserve coverage, as measured by the ratio of the allowance for loan losses to gross loans, was 0.82% for the third quarter 2015, versus 0.74% for second quarter 2015 and 1.15% for third quarter 2014. When expressed as a percentage of gross loans, the allowance for loan losses declined significantly from September 30, 2014 to September 30, 2015 due to the increase in the balance of gross loans that resulted from the acquisition at fair value of the loans acquired in the Riverside Bank merger.

Capital

The Bank’s regulatory capital ratios remain in compliance with regulatory “well capitalized” requirements. At September 30, 2015, Salisbury’s tier 1 leverage, total risk-based capital, and common equity tier 1 capital ratios were 10.31%, 13.90%, and 10.74%, respectively. The Bank’s tier 1 leverage, total risk-based capital, and common equity tier 1 capital ratios were 9.30%, 12.62%, and 11.77%, respectively, compared with regulatory “well capitalized” minimums of 5.00%, 10.00%, and 6.5%, respectively. Risk based capital information for 2015 incorporates the implementation of Basel III.

At September 30, 2015, Salisbury’s assets totaled $904 million. Book value and tangible book value per common share were $32.72 and $27.21, respectively. Tangible book value excludes goodwill and core deposit intangibles.

In August 2011, Salisbury received $16 million of capital from the U.S. Treasury’s Small Business Lending Fund (the “SBLF”) program. The SBLF program was established to encourage lending to small businesses by providing Tier 1 capital to qualified community banks with assets of less than $10 billion. To date, Salisbury has used this capital to increase its portfolio of qualified small business loans by $59.3 million and to augment its regulatory capital ratios.

Third Quarter 2015 Dividends on Common Shares

The Board of Directors of Salisbury declared a $0.28 per common share quarterly cash dividend at their October 30, 2015 meeting. The dividend will be paid on November 27, 2015 to shareholders of record as of November 13, 2015.

Background

Salisbury Bancorp, Inc. is the parent company of Salisbury Bank and Trust Company, a Connecticut chartered commercial bank serving the communities of northwestern Connecticut and proximate communities in New York and Massachusetts, since 1848, through full service branches in Canaan, Lakeville, Salisbury and Sharon, Connecticut; Great Barrington, South Egremont and Sheffield, Massachusetts; and Dover Plains, Fishkill, Millerton, Newburgh, Poughkeepsie, and Red Oaks Mill, New York. The Bank offers a full complement of consumer and business banking products and services as well as trust and wealth advisory services.

Forward-Looking Statements

Statements contained in this news release contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on the beliefs and expectations of management as well as the assumptions and estimates made by management using information currently available to management. Since these statements reflect the views of management concerning future events, these statements involve risks, uncertainties and assumptions, including among others: changes in market interest rates and general and regional economic conditions; changes in government regulations; changes in accounting principles; and the quality or composition of the loan and investment portfolios and other factors that may be described in Salisbury’s quarterly reports on Form 10-Q and its annual report on Form 10-K, each filed with the Securities and Exchange Commission, which are available at the Securities and Exchange Commission’s internet website (www.sec.gov) and to which reference is hereby made. Therefore, actual future results may differ materially from results discussed in the forward-looking statements.

Salisbury Bancorp, Inc. and Subsidiary

CONSOLIDATED BALANCE SHEETS

(in thousands, except share data)	September 30, 2015 (unaudited)	December 31, 2014
ASSETS
Cash and due from banks	$11,436	$13,280
Interest bearing demand deposits with other banks	70,259	22,825
Total cash and cash equivalents	81,695	36,105
Securities
Available-for-sale at fair value	80,371	91,312
Federal Home Loan Bank of Boston stock at cost	3,515	3,515
Loans held-for-sale	573	568
Loans receivable, net (allowance for loan losses: $5,659 and $5,358)	687,719	673,330
Other real estate owned	167	1,002
Bank premises and equipment, net	14,588	14,431
Goodwill	12,552	12,552
Intangible assets (net of accumulated amortization: $2,752 and $2,258)	2,496	2,990
Accrued interest receivable	2,296	2,334
Cash surrender value of life insurance policies	13,591	13,314
Deferred taxes	2,788	2,428
Other assets	1,882	1,546
Total Assets	$904,233	$855,427
LIABILITIES and SHAREHOLDERS' EQUITY
Deposits
Demand (non-interest bearing)	$194,618	$161,386
Demand (interest bearing)	129,779	117,169
Money market	184,409	174,274
Savings and other	123,017	121,387
Certificates of deposit	129,656	141,210
Total deposits	761,479	715,426
Repurchase agreements	4,210	4,163
Federal Home Loan Bank of Boston advances	26,928	28,813
Note payable	380	—
Capital lease liability	422	424
Accrued interest and other liabilities	5,364	4,780
Total Liabilities	798,783	753,606
Shareholders' Equity
Preferred stock - $.01 per share par value
Authorized: 25,000; Issued: 16,000 (Series B);
Liquidation preference: $1,000 per share	16,000	16,000
Common stock - $.10 per share par value
Authorized: 5,000,000;
Issued: 2,733,876 and 2,720,766	273	272
Paid-in capital	41,362	41,077
Retained earnings	46,558	42,677
Unearned compensation - restricted stock awards	(186)	(313)
Accumulated other comprehensive income	1,443	2,108
Total Shareholders' Equity	105,450	101,821
Total Liabilities and Shareholders' Equity	$904,233	$855,427

Salisbury Bancorp, Inc. and Subsidiary

CONSOLIDATED STATEMENTS OF INCOME (unaudited)

Periods ended September 30,	Three months ended		Nine months ended
(in thousands, except per share amounts)	2015	2014	2015	2014
Interest and dividend income
Interest and fees on loans	$7,955	$4,656	$23,727	$13,983
Interest on debt securities
Taxable	286	330	910	1,075
Tax exempt	351	416	1,098	1,294
Other interest and dividends	58	42	132	87
Total interest and dividend income	8,650	5,444	25,867	16,439
Interest expense
Deposits	463	379	1,359	1,079
Repurchase agreements	2	3	5	5
Capital lease	18	12	53	29
Note payable	1	—	1	—
Federal Home Loan Bank of Boston advances	269	296	832	892
Total interest expense	753	690	2,250	2,005
Net interest and dividend income	7,897	4,754	23,617	14,434
Provision for loan losses	655	318	651	969
Net interest and dividend income after provision for loan losses	7,242	4,436	22,966	13,465
Non-interest income
Gains on sales of available-for-sale securities, net	6	—	192	—
Trust and wealth advisory	798	791	2,510	2,509
Service charges and fees	798	639	2,307	1,807
Gains on sales of mortgage loans, net	47	—	227	43
Mortgage servicing, net	5	41	(15)	80
Other	115	82	343	234
Total non-interest income	1,769	1,553	5,564	4,673
Non-interest expense
Salaries	2,531	1,980	7,520	5,776
Employee benefits	916	697	2,881	2,176
Premises and equipment	863	667	2,683	2,080
Data processing	404	420	1,276	1,166
Professional fees	398	315	1,642	1,025
Collections, OREO and loan related	125	85	594	319
FDIC insurance	163	119	494	340
Marketing and community support	174	115	465	355
Amortization of core deposit intangibles	161	75	494	194
Merger and acquisition related expenses	—	196	—	586
Other	467	439	1,528	1,269
Total non-interest expense	6,202	5,108	19,577	15,286
Income before income taxes	2,809	881	8,953	2,852
Income tax provision	824	113	2,663	567
Net income	$1,985	$768	$6,290	$2,285
Net income available to common shareholders	$1,945	$728	$6,170	$2,159

Basic earnings per common share	$0.71	$0.43	$2.26	$1.26
Diluted earnings per common share	0.71	0.43	2.25	1.26
Common dividends per share	0.28	0.28	0.84	0.84

Salisbury Bancorp, Inc. and Subsidiary

SELECTED CONSOLIDATED FINANCIAL DATA (unaudited)

At or for the three month periods ended
(in thousands, except per share amounts and ratios)	Q3 2015	Q2 2015	Q1 2015	Q4 2014	Q3 2014
Total assets	$904,233	$860,794	$865,037	$855,427	$638,089
Loans receivable, net	687,719	677,726	676,734	673,330	461,913
Total securities	83,886	82,932	84,694	94,827	88,960
Deposits	761,479	720,734	724,910	715,426	522,294
FHLBB advances	26,928	28,033	28,403	28,813	29,218
Shareholders’ equity	105,450	104,104	103,211	101,821	75,516
Wealth assets under management	350,102	374,141	384,574	385,316	416,510
Non-performing loans	16,435	14,728	14,000	9,890	8,611
Non-performing assets	16,602	14,995	14,875	10,892	8,945
Accruing loans past due 30-89 days	2,486	2,799	5,564	4,128	1,294
Net interest and dividend income	7,897	7,793	7,926	5,717	4,754
Net interest and dividend income, tax equivalent	8,194	8,084	8,238	6,038	5,075
Provision (benefit) for loan losses	655	196	(200)	165	318
Non-interest income	1,769	1,900	1,896	1,579	1,553
Non-interest expense	6,202	6,540	6,835	6,852	5,108
Income before income taxes	2,809	2,957	3,187	279	881
Income tax provision	824	885	953	43	113
Net income	1,985	2,072	2,234	236	768
Net income available to common shareholders	1,945	2,032	2,194	196	728

Per share data
Basic earnings per common share	$0.71	$0.74	$0.81	$0.10	$0.43
Diluted earnings per common share	0.71	0.74	0.80	0.10	0.43
Dividends per common share	0.28	0.28	0.28	0.28	0.28
Book value per common share	32.72	32.26	31.96	31.54	34.74
Tangible book value per common share - Non-GAAP(1)	27.21	26.69	26.33	25.84	28.50

Common shares outstanding at end of period	2,734	2,731	2,729	2,721	1,713
Weighted average common shares outstanding, to calculate basic earnings per share	2,708	2,706	2,699	1,977	1,693
Weighted average common shares outstanding, to calculate diluted earnings per share	2,724	2,724	2,716	1,981	1,693
Profitability ratios
Net interest margin (tax equivalent)	3.91%	4.01%	4.11%	3.68%	3.39%
Efficiency ratio(2)	60.40	62.61	65.45	77.84	75.92
Non-interest income to operating revenue	18.25	19.51	17.84	21.65	24.62
Effective income tax rate	29.31	29.93	29.90	15.41	12.83
Return on average assets	0.87	0.94	1.03	0.11	0.45
Return on average common shareholders’ equity	8.64	9.26	10.22	1.18	4.85

Credit quality ratios
Net charge-offs to average loans receivable, gross	0.03%	0.19%	-0.01%	0.14%	0.03%
Non-performing loans to loans receivable, gross	2.37	2.16	2.05	1.46	1.84
Accruing loans past due 30-89 days to loans receivable, gross	0.36	0.41	0.82	0.61	0.28
Allowance for loan losses to loans receivable, gross	0.82	0.74	0.76	0.79	1.15
Allowance for loan losses to non-performing loans	34.43	34.35	37.02	54.18	62.52
Non-performing assets to total assets	1.84	1.74	1.72	1.27	1.40

Capital ratios
Common shareholders' equity to assets	9.89%	10.24%	10.08%	10.03%	9.33%
Tangible common shareholders' equity to tangible assets - Non-GAAP(1)	8.37	8.62	8.45	8.37	7.78
Tier 1 leverage capital	10.31	10.42	10.29	12.31	9.85
Total risk-based capital	13.90	14.22	13.65	14.29	16.27
Common equity tier 1 capital	10.74	11.01	10.50	N/A	N/A

(1) Refer to schedule labeled “Supplemental Information - Non-GAAP Financial Measures.”

(2) Calculated using SNL’s methodology: Noninterest expense before OREO expense, and amortization of intangibles as a percent of net interest income (fully taxable equivalent) and noninterest revenues, excluding gains from securities transactions.

Salisbury Bancorp, Inc. and Subsidiary

SUPPLEMENTAL INFORMATION – Non-GAAP Financial Measures (unaudited)

At or for the quarters ended
(in thousands, except per share amounts and ratios)	Q3 2015	Q2 2015	Q1 2015	Q4 2014	Q3 2014
Shareholders' Equity	$105,450	$104,104	$103,211	$101,821	$75,516
Less: Preferred Stock	(16,000)	(16,000)	(16,000)	(16,000)	(16,000)
Common Shareholders' Equity	89,450	88,104	87,211	85,821	59,516
Less: Goodwill	(12,552)	(12,552)	(12,552)	(12,552)	(9,829)
Less: Intangible assets	(2,496)	(2,657)	(2,821)	(2,990)	(872)
Tangible Common Shareholders' Equity	$74,402	$72,895	$71,838	$70,279	$48,815
Total Assets	$904,234	$860,794	$865,037	$855,427	$638,089
Less: Goodwill	(12,552)	(12,552)	(12,552)	(12,552)	(9,829)
Less: Intangible assets	(2,496)	(2,657)	(2,821)	(2,990)	(872)
Tangible Total Assets	$889,186	$845,585	$849,664	$839,885	$627,388
Common Shares outstanding	2,734	2,731	2,729	2,721	1,713

Book value per Common Share – GAAP	$32.72	$32.26	$31.96	$31.54	$34.74
Tangible book value per Common Share - Non-GAAP	27.21	26.69	26.33	25.84	28.50

Common Shareholders’ Equity to Assets – GAAP	9.89%	10.24%	10.08%	10.03%	9.33%
Tangible Common Shareholders’ Equity to Tangible Assets – Non-GAAP	8.37	8.62	8.45	8.37	7.78

Non-interest expense	$6,202	$6,540	$6,835	$6,852	$5,108
Less: Amortization of core deposit intangibles	(161)	(164)	(169)	(97)	(75)
Less: Foreclosed property expense	(27)	(131)	(148)	(114)	(1)
Less: Strategic initiatives	—	—	—	(1,596)	(197)
Operating expenses	$6,014	$6,245	$6,518	$5,045	$4,835
Net interest and dividend income, tax equivalent	$8,194	$8,084	$8,238	$6,038	$5,075
Non-interest income	1,769	1,900	1,896	1,579	1,553
Gains on securities, net	(6)	(11)	(175)	—	—
Operating revenue	$9,957	$9,973	$9,959	$7,617	$6,628
Efficiency Ratio less strategic initiatives	60.40%	62.61%	65.45%	66.19%	72.94%